Exhibit 4.8

LENDER ACCESSION AGREEMENT

To:          The Royal Bank of Scotland plc as Agent

From:     Raiffeisen Bank International AG

Vienna, 12 July 2018

Vodafone Group Plc USD 3,935,000,000,- (as increased to USD 4,090,000,000) Revolving Credit

Agreement dated 27 February 2015 (the “Credit Agreement”)

Terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement.

We refer to Clause 2.8 (Additional Lenders).

We, Raiffeisen Bank International AG, Am Stadtpark 9, A-1030 Vienna, agree to become party to and to be bound by the terms of the Credit Agreement as an Additional Lender in accordance with Clause 2.8 (Additional Lenders) with effect on and from 1 August 2018.

Our Revolving Credit Commitment is USD 75.000.000.-.

We confirm to each Finance Party that we:

(a)                                 have made our own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and have not relied exclusively on any information provided to us by a Finance Party in connection with any Finance Document; and

(b)                                 will continue to make our own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Commitment is in force.

The Facility Office and address for notices of the Additional Lender for the purposes of Clause 33.2 (Addresses for notices) is:

Raiffeisen Bank International AG

Am Stadtpark 9

A-1030 Vienna

attn. Mr. Konstantin Soustal, e-mail: konstantin.soustal@rbinternational.com and

Ms. Ingrid Rosenwirth, e-mail: ingrid.rosenwirth@rbinternational.com

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

Raiffeisen Bank International AG

By:	/s/ Peter STRAUBINGER	/s/ Ingrid ROSENWIRTH
	Peter STRAUBINGER	Ingrid ROSENWIRTH

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Jamie Miller	/s/ Manuel Caseirs
	Jamie Miller	Manuel Caseirs

VODAFONE GROUP PLC

By:	/s/ Nick Read
Nick Read